Exhibit 99.1

REALTY INCOME ANNOUNCES OPERATING RESULTS FOR
THE THREE MONTHS ENDED MARCH 31, 2022

SAN DIEGO, CALIFORNIA, May 4, 2022....Realty Income Corporation (Realty Income, NYSE: O), The Monthly Dividend Company®, today announced operating results for the three months ended March 31, 2022. All per share amounts presented in this press release are on a diluted per common share basis unless stated otherwise.

COMPANY HIGHLIGHTS:
For the three months ended March 31, 2022:

•Net income per share was $0.34
•Normalized FFO per share increased 41.7% to $1.02, compared to the three months ended March 31, 2021
•AFFO per share increased 14.0% to $0.98, compared to the three months ended March 31, 2021
•Invested $1.56 billion in 213 properties and properties under development or expansion, including $796.4 million in Europe
•Issued £250.0 million of 1.875% senior unsecured notes due 2027 and £250.0 million of 2.500% senior unsecured notes due 2042
•Net debt to annualized adjusted EBITDAre was 5.4x
•Signed a definitive agreement to acquire the Encore Boston Harbor Resort and Casino for $1.7 billion through a sale-leaseback transaction

Events subsequent to March 31, 2022:

•Entered into a definitive agreement for the private placement of £600 million of senior unsecured notes
•Amended and restated our unsecured revolving credit facility to increase the borrowing capacity to $4.25 billion and to extend the initial term to June 2026

CEO Comments

“We are pleased with the continued momentum across all facets of our business and are proud of our team’s accomplishments to start the year,” said Sumit Roy, Realty Income's President and Chief Executive Officer. “Operations remain strong, and our business is, by design, well-positioned to excel amidst a variety of macroeconomic climates. During the quarter, we invested approximately $1.6 billion in high-quality real estate and are encouraged by a healthy pipeline of opportunities globally. In addition, our continued cost of capital advantage allows us to maintain accretive investment spreads while closing on transactions offering favorable risk-adjusted return profiles. I am energized by the collective talents of our Realty Income “One Team” and believe we are well-situated to continue generating value for our stakeholders."

Select Financial Results

The following summarizes our select financial results (dollars in millions, except per share data):

	Three Months Ended March 31,
	2022	2021
Total revenue	$807.3	$442.3
Net income available to common stockholders (1)(2)	$199.4	$95.9
Net income per share	$0.34	$0.26
Funds from operations available to common stockholders (FFO) (2)(3)	$601.4	$267.7
FFO per share	$1.01	$0.72
Normalized funds from operations available to common stockholders (Normalized FFO) (3)	$607.9	$267.7
Normalized FFO per share	$1.02	$0.72
Adjusted funds from operations available to common stockholders (AFFO) (3)	$580.1	$318.2
AFFO per share	$0.98	$0.86
(1) The calculation to determine net income attributable to common stockholders includes provisions for impairment, gains on sales of real estate, and foreign currency gains and losses. These items can vary from quarter to quarter and can significantly impact net income available to common stockholders and period to period comparisons.
(2) Our financial results during the three months ended March 31, 2021 were impacted by a $46.5 million loss on extinguishment of debt due to the January 2021 early redemption of the 3.250% notes due October 2022.
(3) FFO, Normalized FFO, and AFFO are non-GAAP financial measures. Normalized FFO is based on FFO and adjusted to exclude merger and integration-related costs related to our merger with VEREIT and AFFO further adjusts Normalized FFO for unique revenue and expense items, such as losses on extinguishment of debt. Please see the Glossary in the Supplemental Operating and Financial Data for the three months ended March 31, 2022 for our definitions and explanations of how we utilize these metrics. See pages 8 and 9 herein for reconciliations to the most directly comparable GAAP measure.

Dividend Increases

In March 2022, we announced the 98th consecutive quarterly dividend increase, which is the 115th increase in the amount of the dividend since our listing on the New York Stock Exchange (NYSE) in 1994. The annualized dividend amount as of March 31, 2022 was $2.964 per share. The amount of monthly dividends paid per share increased 5.1% to $0.7395 in 2022, as compared to $0.7035 in 2021. We distributed $438.3 million in common dividends to stockholders in 2022, representing 75.6% of our AFFO of $580.1 million.

Real Estate Portfolio Update

As of March 31, 2022, our portfolio consisted of 11,288 properties located in all 50 U.S. states, Puerto Rico, the U.K. and Spain, and leased to approximately 1,090 clients doing business in 70 separate industries. We own an actively managed, diversified portfolio of commercial properties under long-term, net lease agreements with a weighted average remaining lease term of approximately 8.9 years. Our portfolio of commercial real estate has historically provided dependable rental revenue supporting the payment of monthly dividends. As of March 31, 2022, portfolio occupancy was 98.6% with 156 properties available for lease or sale, as compared to 98.5% as of December 31, 2021 and 98.0% as of March 31, 2021.

Changes in Occupancy

Three months ended March 31, 2022
Properties available for lease at December 31, 2021	164
Lease expirations (1)	133
Re-leases to same client	(99)
Re-leases to new client	(11)
Vacant dispositions	(31)
Properties available for lease at March 31, 2022	156
(1)Includes scheduled and unscheduled expirations (including leases rejected in bankruptcy), as well as future expirations resolved in the periods indicated above.

During the three months ended March 31, 2022, the annual new rent on re-leases was $31.69 million, as compared to the previous annual rent of $29.84 million on the same units, representing a rent recapture rate of 106.2% on the units re-leased. We re-leased three units to new clients without a period of vacancy, and 12 units to new clients after a period of vacancy.

Investments in Real Estate
The following table summarizes our acquisitions in the U.S. and Europe for the periods indicated below:

	Number of Properties	Leasable Square Feet (in thousands)	Investment ($ in millions)	Weighted Average Lease Term (Years)	Initial Weighted Average Cash Lease Yield (1)
Three months ended March 31, 2022
Acquisitions - U.S.	139	2,627	$629.8	15.0	5.7%
Acquisitions - Europe	21	2,772	794.2	8.9	5.5%
Total acquisitions	160	5,399	1,424.0	11.8	5.6%
Properties under development (2)	53	1,868	131.3	17.3	5.7%
Total (3)	213	7,267	$1,555.3	12.3	5.6%
(1)Initial weighted average cash lease yield is a supplemental operating measure. Please see the Glossary in the Supplemental Operating and Financial Data for the three months ended March 31, 2022 for our definition of this metric. Contractual net operating income used in the calculation of initial weighted average cash lease yield includes approximately $4.3 million received as settlement credits across 16 properties as reimbursement of free rent periods for the three months ended March 31, 2022.
(2) The three months ended March 31, 2022 includes £1.7 million of investments in one U.K. development property, converted at the applicable exchange rates on the funding dates.
(3) Our clients occupying the new properties are 85.4% retail and 14.6% industrial, based on rental revenue. Approximately 26% of the rental revenue generated from acquisitions during the three months ended March 31, 2022 is from our investment grade rated clients, their subsidiaries or affiliated companies.

Same Store Rental Revenue
The following summarizes our same store rental revenue on 9,728 properties under lease (dollars in millions):

	Three Months Ended March 31,		% Increase
	2022	2021
Rental revenue	$629.9	$605.3	4.1%

For purposes of comparability, same store rental revenue is presented on a constant currency basis using the exchange rate as of March 31, 2022 of 1.31 GBP/USD. None of the properties in Spain met our same store pool definition for the periods presented.

Beginning with the first quarter of 2022, properties acquired through the merger with VEREIT were considered under each element of our Same Store Pool criterion, except for the requirement that the property be owned for the full comparative period. If the property was owned by VEREIT for the full comparative period and each of the other criterion were met, the property was included in our same store property pool. Please see the Glossary to our Supplemental Operating and Financial Data for the three months ended March 31, 2022, which is available on our corporate website at www.realtyincome.com/investors/financial-information/quarterly-results, for the definition of our Same Store Pool.

Our calculation of same store rental revenue includes rent deferred for future payment as a result of lease concessions we granted in response to the COVID-19 pandemic and recognized under the practical expedient provided by the Financial Accounting Standards Board (FASB). Same store rental income was impacted by reserve reversals to rental revenue of $9.4 million for the three months ended March 31, 2022 compared to reserves to rental revenue of $(8.0) million for the three months ended March 31, 2021. Our calculation of same store rental revenue also includes uncollected rent for which we have not granted a lease concession. If these applicable amounts of rent deferrals and uncollected rent were excluded from our calculation of same store rental revenue, the increase for the three months ended March 31, 2022 relative to the comparable period for 2021 would have been 4.4%.

Property Dispositions
The following summarizes our property dispositions (dollars in millions):

Three Months Ended March 31, 2022
Properties sold	34
Net sales proceeds	$122.2
Gain on sales of real estate	$10.2

Liquidity and Capital Markets

Capital Raising
During the three months ended March 31, 2022, we raised $663.0 million from the sale of common stock at a weighted average price of $65.55 per share, primarily through our At-The-Market-Program.
In January 2022, we issued £250.0 million of 1.875% senior unsecured notes due January 2027 (the "January 2027 Notes") and £250.0 million of 2.500% senior unsecured notes due January 2042 (the "January 2042 Notes"). The public offering price for the January 2027 Notes was 99.487% of the principal amount, for an effective semi-annual yield to maturity of 1.974%, and the public offering price for the January 2042 Notes was 98.445% of the principal amount, for an effective semi-annual yield to maturity of 2.584%. Combined, the new issues of the January 2027 Notes and the January 2042 Notes have a weighted average term of approximately 12.5 years and a weighted average effective semi-annual yield to maturity of approximately 2.28%.

In April 2022, we entered into a definitive agreement for the private placement of £140 million of senior unsecured notes due 2030, £345 million of senior unsecured notes due 2032, and £115 million of senior unsecured notes due 2037. The combined notes, if issued, are expected to have a weighted average tenor of approximately 10.5 years, and a weighted average fixed interest rate of 3.22%. We currently anticipate closing to occur during the second quarter of 2022.

New, Expanded Revolving Credit Facility
In April 2022, we entered a new $4.25 billion unsecured credit facility to amend and restate our previous $3.0 billion unsecured credit facility, which was due to expire in March 2023. The new revolving credit facility matures in June 2026 and includes two six-month extensions that can be exercised at our option. Similar to our previous revolving credit facility, the new revolving credit facility also has a $1.0 billion expansion feature, which is subject to obtaining lender commitments. As of March 31, 2022, the balance of borrowings outstanding under our previous revolving credit facility was $569.6 million, and we had a cash balance of $151.6 million.

Commercial Paper Program
We have a U.S. dollar-denominated unsecured commercial paper program, under which we may issue unsecured commercial paper notes up to a maximum aggregate amount outstanding of $1.0 billion, with proceeds used for general corporate purposes. We use our unsecured revolving credit facility as a liquidity backstop for the repayment of the notes issued under this program. As of March 31, 2022, we had $950.0 million in commercial paper borrowings.

Other

Announcement of Transaction with Wynn Resorts
In February 2022, we announced that we had signed a definitive agreement with Wynn Resorts, Limited to acquire the Encore Boston Harbor Resort and Casino for $1.7 billion under a long-term net lease agreement. This sale-leaseback transaction, which is expected to close in the fourth quarter of 2022, is expected to be executed at a 5.9% initial weighted average cash lease yield and includes an initial lease term of 30 years with annual rent growth of 1.75% for the first ten years and the greater of 1.75% or CPI (capped at 2.5%) over the remaining lease term. The lease also includes an additional 30-year option to renew upon expiration. This transaction is subject to numerous uncertainties, including various closing conditions, and there can be no assurance that the transaction will be consummated on the terms or timetable currently contemplated, or at all. If completed, this property will be our first casino property.
Earnings Guidance

Summarized below are approximate estimates of the key components of our 2022 earnings guidance:

2022 Guidance
Net income per share	$1.08 to $1.25
Real estate depreciation and impairments per share	$2.83
Gains on sales of properties per share	$(0.03)
Normalized FFO per share (1)	$3.88 to $4.05
AFFO per share (1)	$3.84 to $3.97
Same store rent growth	~ 1.5%
Occupancy	~ 98%
Cash G&A expenses (% of revenues) (2)(3)	3.5% - 4.0%
Property expenses (non-reimbursable) (% of revenues) (2)	1.5% - 2.0%
Income tax expenses	$45 to $50 million
Acquisition volume	Over $5.0 billion

(1) Normalized FFO per share and AFFO per share exclude merger and integration-related costs associated with our merger with VEREIT.
(2) Revenue excludes contractually obligated reimbursements by our clients. Cash G&A excludes stock-based compensation expense.
(3) G&A inclusive of stock-based compensation expense as a percentage of rental revenue, excluding reimbursements, is expected to be approximately 4.0% - 4.5% in 2022.

Conference Call Information

In conjunction with the release of our operating results, we will host a conference call on May 5, 2022 at 11:30 a.m. PT to discuss the results. To access the conference call, dial (888) 440-5675 (United States) or (646) 960-0268 (International). When prompted, provide the conference ID 9982808.

A telephone replay of the conference call can also be accessed by calling (800) 770-2030 and entering the conference ID 9982808. The telephone replay will be available through May 19, 2022.

A live webcast will be available in listen-only mode by clicking on the webcast link on the company’s home page or in the investors section at www.realtyincome.com. A replay of the conference call webcast will be available approximately one hour after the conclusion of the live broadcast. No access code is required for this replay.

Supplemental Materials and Sustainability Report

Supplemental Operating and Financial Data for the three months ended March 31, 2022, including reconciliations for non-GAAP measures within the Glossary, are available on our corporate website at www.realtyincome.com/investors/financial-information/quarterly-results.

The Sustainability Report for the year ended December 31, 2021 is available on our corporate website at www.realtyincome.com/corporate-responsibility. During June 2021, we established our Green Financing Framework, which is also available on our corporate website at www.realtyincome.com/corporate-responsibility/Green-Financing-Framework.

About Realty Income

Realty Income, The Monthly Dividend Company®, is an S&P 500 company and member of the S&P 500 Dividend Aristocrats® index. We invest in people and places to deliver dependable monthly dividends that increase over time. The company is structured as a REIT, and its monthly dividends are supported by the cash flow from over 11,200 real estate properties owned under long-term net lease agreements with commercial clients. To date, the company has declared 622 consecutive common stock monthly dividends throughout its 53-year operating history and increased the dividend 115 times since Realty Income's public listing in 1994 (NYSE: O). Additional information about the company can be obtained from the corporate website at www.realtyincome.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. When used in this press release, the words “estimated,” “anticipated,” “expect,” “believe,” “intend,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements also include discussions of future operations and results, strategy, plans, intentions of management, and the anticipated consummation of pending transactions. Forward-looking statements are subject to risks, uncertainties, and assumptions about us, which may cause our actual future results to differ materially from expected results. Some of the factors that could cause actual results to differ materially are, among others, our continued qualification as a real estate investment trust; general domestic and foreign business and economic conditions; competition; fluctuating interest and currency rates; access to debt and equity capital markets; continued volatility and uncertainty in the credit markets and broader financial markets; other risks inherent in the real estate business including our clients' defaults under leases, potential liability relating to environmental matters, illiquidity of real estate investments, and potential damages from natural disasters; impairments in the value of our real estate assets; changes in income tax laws and rates; the continued evolution of the COVID-19 pandemic and the measures taken to limit its spread, and its impacts on us, our business, our clients, or the economy generally; the timing and pace of reopening efforts at the local, state and national level in response to the COVID-19 pandemic and developments, such as the unexpected surges in COVID-19 cases, that cause a delay in or postponement of reopenings; the outcome of any legal proceedings to which we are a party or which may occur in the future; acts of terrorism and war; any effects of uncertainties regarding whether the anticipated benefits or results of our merger with VEREIT, Inc. will be achieved; and those additional risks and factors discussed in our reports filed with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements. Those forward-looking statements are not guarantees of future plans and performance and speak only as of the date that this press release. Actual plans and operating results may differ materially from what is expressed or forecasted in this press release. Realty Income does not undertake any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Investor Contact:
Victoria Prescott, CFA
Senior Director, Capital Markets & Investor Relations
(858) 284-5349
vprescott@realtyincome.com

CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts) (unaudited)

	Three Months	Three Months
	Ended 3/31/22	Ended 3/31/21
REVENUE
Rental (including reimbursable)	$799,565	$439,365
Other (1)	7,778	2,889
Total revenue	807,343	442,254

EXPENSES
Depreciation and amortization	403,762	177,985
Interest	106,403	73,075
Property (including reimbursable)	52,342	28,499
General and administrative	32,699	20,796
Provisions for impairment	7,038	2,720
Merger and integration-related costs	6,519	—
Total expenses	608,763	303,075
Gain on sales of real estate	10,156	8,401
Foreign currency and derivative gains (losses), net	(590)	804
Loss on extinguishment of debt	—	(46,473)
Equity in income of unconsolidated entities	954	—
Other income, net (1)	1,852	550
Income before income taxes	210,952	102,461
Income taxes	(10,981)	(6,225)
Net income	199,971	96,236
Net income attributable to noncontrolling interests	(602)	(296)
Net income available to common stockholders	$199,369	$95,940

Funds from operations available to common stockholders (FFO)	$601,416	$267,707
Normalized funds from operations available to common stockholders (Normalized FFO)	$607,935	$267,707
Adjusted funds from operations available to common stockholders (AFFO)	$580,098	$318,222

Per share information for common stockholders:
Net income, basic and diluted	$0.34	$0.26

FFO, basic and diluted	$1.01	$0.72

Normalized FFO, basic and diluted	$1.02	$0.72

AFFO, basic and diluted	$0.98	$0.86

Cash dividends paid per common share	$0.7395	$0.7035
(1)Certain miscellaneous non-recurring revenue has been reclassified from total revenue to "Other income, net" for the three months ended March 31, 2021.

FUNDS FROM OPERATIONS (FFO) AND NORMALIZED FUNDS FROM OPERATIONS (Normalized FFO)
(in thousands, except per share and share count data)

FFO and Normalized FFO are non-GAAP financial measures. Please see the Glossary in the Supplemental Operating and Financial Data for the three months ended March 31, 2022 for our definitions and explanations of how we utilize these metrics.

	Three Months	Three Months
	Ended 3/31/22	Ended 3/31/21

Net income available to common stockholders	$199,369	$95,940
Depreciation and amortization	403,762	177,985
Depreciation of furniture, fixtures and equipment	(478)	(371)
Provisions for impairment	7,038	2,720
Gain on sales of real estate	(10,156)	(8,401)
Proportionate share of adjustments for unconsolidated entities	2,235	—
FFO adjustments allocable to noncontrolling interests	(354)	(166)
FFO available to common stockholders	$601,416	$267,707
FFO allocable to dilutive noncontrolling interests	808	—
Diluted FFO	$602,224	$267,707

FFO available to common stockholders	$601,416	$267,707
Merger and integration-related costs	6,519	—
Normalized FFO available to common stockholders	$607,935	$267,707
Normalized FFO allocable to dilutive noncontrolling interests	808	—
Diluted Normalized FFO	$608,743	$267,707

FFO per common share, basic and diluted	$1.01	$0.72

Normalized FFO per common share, basic and diluted	$1.02	$0.72

Distributions paid to common stockholders	$438,280	$260,697

FFO available to common stockholders in excess of distributions paid to common stockholders	$163,136	$7,010

Normalized FFO available to common stockholders in excess of distributions paid to common stockholders	$169,655	$7,010

Weighted average number of common shares used for FFO and normalized FFO:
Basic	593,827,299	371,522,607
Diluted	595,102,548	371,601,901

ADJUSTED FUNDS FROM OPERATIONS (AFFO)
(in thousands, except per share and share count data)

AFFO is a non-GAAP financial measure. Please see the Glossary in the Supplemental Operating and Financial Data for the three months ended March 31, 2022 for our definition and an explanation of how we utilize this metric.

	Three Months	Three Months
	Ended 3/31/22	Ended 3/31/21
Net income available to common stockholders	$199,369	$95,940
Cumulative adjustments to calculate Normalized FFO (1)	408,566	171,767
Normalized FFO available to common stockholders	607,935	267,707
Loss on extinguishment of debt	—	46,473
Amortization of share-based compensation	5,002	3,697
Amortization of net debt premiums and deferred financing costs (2)	(17,096)	1,385
Loss on interest rate swaps	722	722
Straight-line payments from cross-currency swaps (3)	517	618
Leasing costs and commissions	(2,373)	(706)
Recurring capital expenditures	(13)	(23)
Straight-line rent and expenses	(27,822)	(10,463)
Amortization of above and below-market leases, net	13,642	9,300
Proportionate share of adjustments for unconsolidated entities	(2,064)	—
Other adjustments (4)	1,648	(488)
AFFO available to common stockholders	$580,098	$318,222
AFFO allocable to dilutive noncontrolling interests	820	351
Diluted AFFO	$580,918	$318,573

AFFO per common share, basic and diluted	$0.98	$0.86

Distributions paid to common stockholders	$438,280	$260,697

AFFO available to common stockholders in excess of distributions paid to common stockholders	$141,818	$57,525

Weighted average number of common shares used for AFFO:
Basic	593,827,299	371,522,607
Diluted	595,102,548	372,065,020
(1)See Normalized FFO calculations on page 8 for reconciling items.
(2)Includes the amortization of premiums and discounts on notes payable and assumption of our mortgages payable, which are being amortized over the life of the applicable debt, and costs incurred and capitalized upon issuance and exchange of our notes payable, assumption of our mortgages payable and issuance of our term loans, which are also being amortized over the lives of the applicable debt. No costs associated with our credit facility agreements or annual fees paid to credit rating agencies have been included.
(3)Straight-line payments from cross-currency swaps represent quarterly payments in U.S. dollars received by us from counterparties in exchange for associated foreign currency payments. These USD payments are fixed and determinable for the duration of the associated hedging transaction.
(4)Includes adjustments allocable to noncontrolling interests, obligations related to financing lease liabilities, mark-to-market adjustments on investments and derivatives that do not qualify for hedge accounting, and foreign currency gains and losses as a result of intercompany debt and remeasurement transactions.

HISTORICAL FFO AND AFFO
(in thousands, except per share and share count data)

For the three months ended March 31,	2022	2021	2020	2019	2018

Net income available to common stockholders	$199,369	$95,940	$146,827	$110,942	$83,163
Depreciation and amortization, net of furniture, fixtures and equipment	403,284	177,614	164,459	137,362	130,944
Provisions for impairment	7,038	2,720	4,478	4,672	14,221
Gain on sales of real estate	(10,156)	(8,401)	(38,506)	(7,263)	(3,218)
Proportionate share of adjustments for unconsolidated entities	2,235	—	—	—	—
FFO adjustments allocable to noncontrolling interests	(354)	(166)	(154)	(38)	(228)

FFO available to common stockholders	$601,416	$267,707	$277,104	$245,675	$224,882
Merger and integration-related costs	6,519	—	—	—	—

Normalized FFO available to common stockholders	$607,935	$267,707	$277,104	$245,675	$224,882

FFO per diluted share	$1.01	0.72	0.82	0.81	0.79

Normalized FFO per diluted share	$1.02	$0.72	$0.82	$0.81	$0.79

AFFO available to common stockholders	$580,098	$318,222	$297,223	$248,734	$224,560

AFFO per diluted share	$0.98	$0.86	$0.88	$0.82	$0.79
			.
Cash dividends paid per share	$0.7395	$0.7035	$0.6925	$0.6720	$0.6505

Weighted average diluted shares outstanding - FFO and Normalized FFO	595,102,548	371,601,901	337,439,634	303,819,878	284,345,328

Weighted average diluted shares outstanding - AFFO	595,102,548	372,065,020	337,439,634	303,819,878	284,345,328

REALTY INCOME CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share and share count data) (unaudited)

	March 31, 2022	December 31, 2021
ASSETS
Real estate held for investment, at cost:
Land	$11,158,545	$10,753,750
Buildings and improvements	25,648,515	25,155,178
Total real estate held for investment, at cost	36,807,060	35,908,928
Less accumulated depreciation and amortization	(4,169,539)	(3,949,798)
Real estate held for investment, net	32,637,521	31,959,130
Real estate and lease intangibles held for sale, net	84,446	30,470
Cash and cash equivalents	151,624	258,579
Accounts receivable, net	468,165	426,768
Lease intangible assets, net	5,187,280	5,275,304
Goodwill	3,711,981	3,676,705
Investment in unconsolidated entities	141,191	140,967
Other assets, net	1,679,809	1,369,579
Total assets	$44,062,017	$43,137,502

LIABILITIES AND EQUITY
Distributions payable	$149,549	$146,919
Accounts payable and accrued expenses	305,574	351,128
Lease intangible liabilities, net	1,350,370	1,308,221
Other liabilities	746,304	759,197
Line of credit payable and commercial paper	1,519,625	1,551,376
Term loan, net	249,606	249,557
Mortgages payable, net	1,093,599	1,141,995
Notes payable, net	13,068,665	12,499,709
Total liabilities	18,483,292	18,008,102

Commitments and contingencies

Stockholders’ equity:
Common stock and paid in capital, par value $0.01 per share, 740,200,000 shares authorized, 601,566,581 and 591,261,991 shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively	30,236,374	29,578,212
Distributions in excess of net income	(4,772,112)	(4,530,571)
Accumulated other comprehensive income	37,917	4,933
Total stockholders’ equity	25,502,179	25,052,574
Noncontrolling interests	76,546	76,826
Total equity	25,578,725	25,129,400
Total liabilities and equity	$44,062,017	$43,137,502

Realty Income Performance vs. Major Stock Indices

			Equity						NASDAQ
	Realty Income		REIT Index (1)		DJIA		S&P 500		Composite
	Dividend	Total	Dividend	Total	Dividend	Total	Dividend	Total	Dividend	Total
	yield	return (2)	yield	return (3)	yield	return (3)	yield	return (3)	yield	return (4)

10/18 to 12/31/1994	10.5%	10.8%	7.7%	0.0%	2.9%	(1.6%)	2.9%	(1.2%)	0.5%	(1.7%)
1995	8.3%	42.0%	7.4%	15.3%	2.4%	36.9%	2.3%	37.6%	0.6%	39.9%
1996	7.9%	15.4%	6.1%	35.3%	2.2%	28.9%	2.0%	23.0%	0.2%	22.7%
1997	7.5%	14.5%	5.5%	20.3%	1.8%	24.9%	1.6%	33.4%	0.5%	21.6%
1998	8.2%	5.5%	7.5%	(17.5%)	1.7%	18.1%	1.3%	28.6%	0.3%	39.6%
1999	10.5%	(8.7%)	8.7%	(4.6%)	1.3%	27.2%	1.1%	21.0%	0.2%	85.6%
2000	8.9%	31.2%	7.5%	26.4%	1.5%	(4.7%)	1.2%	(9.1%)	0.3%	(39.3%)
2001	7.8%	27.2%	7.1%	13.9%	1.9%	(5.5%)	1.4%	(11.9%)	0.3%	(21.1%)
2002	6.7%	26.9%	7.1%	3.8%	2.6%	(15.0%)	1.9%	(22.1%)	0.5%	(31.5%)
2003	6.0%	21.0%	5.5%	37.1%	2.3%	28.3%	1.8%	28.7%	0.6%	50.0%
2004	5.2%	32.7%	4.7%	31.6%	2.2%	5.6%	1.8%	10.9%	0.6%	8.6%
2005	6.5%	(9.2%)	4.6%	12.2%	2.6%	1.7%	1.9%	4.9%	0.9%	1.4%
2006	5.5%	34.8%	3.7%	35.1%	2.5%	19.0%	1.9%	15.8%	0.8%	9.5%
2007	6.1%	3.2%	4.9%	(15.7%)	2.7%	8.8%	2.1%	5.5%	0.8%	9.8%
2008	7.3%	(8.2%)	7.6%	(37.7%)	3.6%	(31.8%)	3.2%	(37.0%)	1.3%	(40.5%)
2009	6.6%	19.3%	3.7%	28.0%	2.6%	22.6%	2.0%	26.5%	1.0%	43.9%
2010	5.1%	38.6%	3.5%	27.9%	2.6%	14.0%	1.9%	15.1%	1.2%	16.9%
2011	5.0%	7.3%	3.8%	8.3%	2.8%	8.3%	2.3%	2.1%	1.3%	(1.8%)
2012	4.5%	20.1%	3.5%	19.7%	3.0%	10.2%	2.5%	16.0%	2.6%	15.9%
2013	5.8%	(1.8%)	3.9%	2.9%	2.3%	29.6%	2.0%	32.4%	1.4%	38.3%
2014	4.6%	33.7%	3.6%	28.0%	2.3%	10.0%	2.0%	13.7%	1.3%	13.4%
2015	4.4%	13.0%	3.9%	2.8%	2.6%	0.2%	2.2%	1.4%	1.4%	5.7%
2016	4.2%	16.0%	4.0%	8.6%	2.5%	16.5%	2.1%	12.0%	1.4%	7.5%
2017	4.5%	3.6%	3.9%	8.7%	2.2%	28.1%	1.9%	21.8%	1.1%	28.2%
2018	4.2%	15.2%	4.4%	(4.0%)	2.5%	(3.5%)	2.2%	(4.4%)	1.4%	(3.9%)
2019	3.7%	21.1%	3.7%	28.7%	2.4%	25.3%	1.9%	31.5%	1.1%	35.2%
2020	4.5%	(11.8%)	3.6%	(5.1%)	1.9%	9.7%	1.5%	18.4%	0.9%	43.6%
2021	4.1%	23.0%	2.6%	41.3%	1.8%	20.9%	1.3%	28.7%	0.7%	21.4%
YTD 2022	4.3%	(2.2%)	2.9%	(5.3%)	1.9%	(4.1%)	1.4%	(4.6%)	0.7%	(9.1%)

Compound Average Annual Total Return (5)		15.3%		10.8%		10.8%		10.7%		11.2%

Note:  All of these dividend yields are calculated as annualized dividends based on the last dividend paid in applicable time period divided by the closing price as of period end. Dividend yield sources: Nareit website and Bloomberg, except for the 1994 NASDAQ dividend yield which was sourced from Datastream / Thomson Financial.

(1)FTSE Nareit US Equity REIT Index, as per Nareit website.
(2)Calculated as the difference between the closing stock price as of period end less the closing stock price as of previous period, plus dividends paid in period, divided by closing stock price as of end of previous period. Does not include reinvestment of dividends for the annual percentages.
(3)Includes reinvestment of dividends. Source: Nareit website and Factset.
(4)Price only index, does not include dividends as NASDAQ did not report total return metrics for the entirety of the measurement period. Source: Factset.
(5)All of these Compound Average Annual Total Return rates are calculated in the same manner for each period from Realty Income's NYSE listing on October 18, 1994 through March 31, 2022, and (except for NASDAQ) assume reinvestment of dividends. Past performance does not guarantee future performance. Realty Income presents this data for informational purposes only and makes no representation about its future performance or how it will compare in performance to other indices in the future.